Exhibit 99.1

News Release

Edgen Group Announces Early Results for the Tender Offer and Consent Solicitation and Proposed Redemption of Outstanding Notes

BATON ROUGE, LA, October 15, 2012 — Edgen Group Inc. (“Edgen”) (NYSE: EDG) announced today the early tender results of Edgen Murray Corporation’s previously announced cash tender offer and consent solicitation (the “Offer”) for any and all of its $465,000,000 aggregate principal amount outstanding of 12¼% Senior Secured Notes due 2015 (the “Notes”).  Edgen Murray Corporation is an indirect subsidiary of Edgen.  The Offer is described in the Offer to Purchase and Consent Solicitation Statement dated October 1, 2012 (the “Offer to Purchase”). The table below sets forth the results of the Offer as of 5:00 p.m., New York City time, on October 15, 2012 (the “Consent Deadline”).

Title of Notes	CUSIP Numbers	Principal Amount Outstanding	Amount of Notes Tendered and Consented	Approximate Percentage of Notes Tendered and Consented
12¼% Senior Secured Notes due 2015	280148 AC1 280148 AA5	$465,000,000	$438,308,000	94.26%

Based on the Notes tendered and consents delivered as of the Consent Deadline, both the proposed amendments to the indenture governing the Notes and the proposed amendments releasing collateral securing the Notes have been approved, as the consent of the holders of at least the requisite 66 2/3% in aggregate principal amount of the Notes has been received. Notes tendered and consents delivered prior to the Consent Deadline may not be withdrawn. The Company intends to execute a second supplemental indenture, which will amend the indenture governing the Notes.  The proposed amendments to the indenture governing the Notes will become effective only when the second supplemental indenture is executed and the Company accepts for purchase and pays for all the Notes tendered prior to the Consent Deadline.

The Offer will expire at 11:59 p.m., New York City time, on October 29, 2012 unless extended (the “Expiration Date”). Holders of the Notes who validly tender their Notes after the Consent Deadline, but on or prior to the Expiration Date, will receive $1,060 per $1,000 principal amount of the Notes accepted, plus, in each case, any accrued and unpaid interest on such Notes up to, but not including, the payment date for such Notes; however, holders of Notes tendered after the Consent Deadline will not receive a consent payment.

The complete terms and conditions of the Offer are described in the Offer to Purchase. Edgen Murray Corporation reserves the right to amend the terms of the Offer or extend the Expiration Date, in its sole discretion, at any time.

Persons with questions regarding the Offer should contact Jefferies & Company, Inc., the Dealer Manager and Solicitation Agent, at (203) 363-8273 (Call Collect) or (888) 708-583 (Toll Free). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to i-Deal LLC, the Information Agent, at (888) 593-9546.

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Offer to Purchase. The Offer is not being made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Holders of the Notes are urged to read the Offer to Purchase and related documents carefully before making any decision with respect to the Offer. Holders of the Notes must make their own decisions as to whether to tender their Notes and provide the related consents. None of Edgen, Edgen Murray Corporation, the Dealer Manager and Solicitation Agent, or the Information Agent or their respective affiliates makes any recommendation as to whether holders should tender their Notes pursuant to the Offer or provide the related consents, and no one has been authorized to make such a recommendation.

Following the Consent Deadline, Edgen also announced that Edgen Murray Corporation intends to redeem any Notes that are not tendered in the Offer.  The redemption would be initiated through a notice of redemption provided on behalf of Edgen Murray Corporation by the trustee under the indenture governing the Notes.  The redemption price for any Notes not tendered in the Offer is expected to be 100% of the principal amount of the Notes being redeemed plus the “Applicable Premium” (as defined in the indenture governing the Notes) as of, and accrued and unpaid interest to, if any, the date of redemption.  The redemption date is expected to be October 19, 2012.  This press release does not constitute a notice of redemption.

About Edgen Group

Edgen Group is a leading global distributor of specialized products and services to the energy and industrial infrastructure markets, including steel pipe, valves, quenched and tempered and high yield heavy plate and related components.  Edgen Group is headquartered in Baton Rouge, Louisiana.

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the deadlines and other terms and conditions of the Offer and the proposed redemption of the Notes.  These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, that there can be no assurance that we will redeem the untendered Notes or be able to consummate the Offer or a redemption of the Notes on a timely basis or on terms satisfactory to us or at all. Our historical financial information, and the risks and other important factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition, are contained in our filings with the Securities and Exchange Commission (“SEC”), including our prospectus filed with the SEC on April 27, 2012 and in our subsequent filings with the SEC made prior to or after the date hereof. We undertake no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release. Readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

Contacts

Edgen Group Inc.
Erika Fortenberry, 225-756-9868
Director of Investor Relations